Exhibit 99.1

August 3, 2016

Naked Announces New Sales Team to Drive Growth of Women’s and Men’s Innerwear Collections

NEW YORK, Aug. 03, 2016 -- Naked Brand Group Inc. (NASDAQ:NAKD) ("Naked" or the “Company”), an innovative inner fashion and lifestyle brand, announced a new sales team comprised of five experienced sales executives and specialists. The team, which will be led by industry veteran Pat Larkin as Vice President of Sales, is charged with driving wholesale channel growth for both women’s and men’s product in department stores, online retailers as well as specialty stores nationwide.

“Naked has worked hard to create exceptional products for both women and men. Sales execution is now the key to making this product broadly available to consumers. I am thrilled to announce the addition of this talented and experienced sales team,” said Carole Hochman, CEO & Chief Creative Officer of Naked. “I have known Pat Larkin for many years and she is a proven winner. With the CURVE Expo this week in New York and our strong Fall and Spring collections, including the Wade x Naked collection launching in September, Pat Larkin and the team are already hard at work opening up new accounts and channels of distribution.”

Pat Larkin has spent over thirty years in the Intimate Apparel Industry. In early 1990’s, she was the National Sales Manager for I. Appel Corporation in sleepwear. She then became Vice President of Sales for the launch of Karen Neuburger and then Vice President of International Sales for Richard Leeds. Her extensive sales relationships include high end and mid-tier department stores, as well as specialty and off-price stores and private label channels throughout the United States.

"I have admired Carole Hochman for years. She is the best at what she does and her work with Naked is the best I have seen from her over a long, highly successful career,” said Pat Larkin, Naked’s new Vice President of Sales. “We are all honored to join her team and believe Naked has an amazing opportunity to become the next great brand in intimate apparel."

Working with Ms. Larkin at Naked are 4 additional full-time sales team members. Naked is also engaging additional independent sales representatives nationwide to focus on specialty account sales. Full-team sales team members include:

Rocco Damiano, National Sales Manager, has more than 25 years of sales and marketing management experience in lingerie, daywear, shapewear, and intimate apparel for both domestic and international brands including Karen Neuburger and Eber International. Most recently, he was the USA Manager for the iconic British Legwear brand Pretty Polly.

Jenn Gossweiler, In House Account Manager, began her career in 2000 as the assistant women’s accessories and sleepwear buyer at Ralph Lauren. In 2003 she was the assistant buyer at PVH Corp in Women’s Sportswear. Jenn then worked at the Carole Hochman Design group for 10 years climbing from an Account Executive to Senior Analyst to Specialty Store Sales Manager.

Iris Arenson, In House Account Manager – Northeast Region, began her career in the Intimate Apparel Industry at Eve Stillman N.Y in 1979 after graduating with a BBA from Baruch College, CUNY New York. From 1986 to 2016, she worked exclusively for Carole Hochman Design Group / CHDG: A Komar Company. She has developed a strong reputation for her commitment to sales and excellence in customer service. During her 29 years at CHDG, Iris has created strong relationships with specialty stores as well as major stores while also developing niche market opportunities.

Sara Belon, In-House Account Manager, Sara started her career working for BareNecessities.com in merchandising and marketing. She then became an independent sales representative for brands such as Le Mystere, Maison Lejaby, Fine Lines, Splendid Intimates, UnderElla by Ella Moss, Coconut Grove, Jenna Leigh Lingerie, Affinitas & Parfait, Body Wrap and Curvy Kate. She has a specialized background in sales development, marketing and product merchandising.

ABOUT NAKED

Naked was founded on one basic desire, to create a new standard for how products worn close to the skin fit, feel and function. Naked's women's and men's collections are available at www.wearnaked.com, and Naked has a growing retail footprint for its innovative and luxurious innerwear products in some of the leading online and department stores in North America including Nordstrom, Bloomingdale's, Dillard's, Soma, Saks Fifth Avenue, Amazon.com, BareNecessities.com and more. In 2014, renowned designer and sleepwear pioneer Carole Hochman joined Naked as Chief Executive Officer, Chief Creative Officer and Chairwoman with the goal of growing Naked into a global lifestyle brand. In June 2015, Naked announced a strategic partnership with NBA Miami HEAT star Dwyane Wade. The 3-time NBA Champion, 11-time All Star and Olympic Gold Medalist joined the Company's Advisory Board, and is the Creative Director for a signature collection of men's innerwear launching 2016. Naked is now headquartered in New York City and plans to expand in the future into other apparel and product categories that can exemplify the mission of the brand, such as activewear, swimwear, sportswear and more. http://www.nakedbrands.com/

Forward Looking Statements

This news release contains forward-looking statements, which reflect the expectations of management of the Company with respect to potential future events. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward- looking statements include, but are not limited to, statements regarding the launch and delivery of our women's intimate apparel collection and anticipated retail prices. These forward-looking statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of such risks and uncertainties, which include, without limitation: an economic downturn or economic uncertainty in the Company's key markets; the Company's inability to effectively manage the growth and the increased complexity of its business; the Company's highly competitive market and increasing competition in the market; the Company's inability to deliver its products to the market and to meet customer expectations due to problems with its distribution system; the Company's failure to maintain the value and reputation of its brand; the Company's failure to raise the capital necessary to carry out its business plan and operations; and other risk factors detailed in the Company's reports filed with the Securities and Exchange Commission and available at www.sec.gov. These forward-looking statements are made as of the date of this news release, and the Company disclaims any intent or obligation to update the forward-looking statements, or to update the reasons why actual results, performance or developments could differ from those anticipated in the forward-looking statements, except as required by applicable law, including the securities laws of the United States. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:

Company

Joel Primus

President & Founder

o: 212.851.8050

Joel.Primus@nakedbrandgroup.com

Source: Naked Brand Group, Inc.